Exhibit 99.1

C-Chip Technologies Corporation
4710 St. Ambroise Street, Suite 227 Montreal, Quebec, H4C 2C7
(514)337-2447 // 1 877 399-CHIP // info@C-Chip.com

C-Chip Enters Into an Agreement to Purchase Unique Security, Inc.

MONTREAL - May 28, 2004 -- C-Chip Technologies Corporation (OTCBB:CCHI - News) announced today that it has signed a letter of intent to purchase 100% of Unique Security, Inc., a private Montreal-based company established in 1974 that provides security services to large institutional and corporate accounts. Unique Security has a U.L.C. certified alarm monitoring 24/7 central currently serving over 6,000 commercial and residential subscribers.

"For C-Chip, this acquisition is part of our strategy to quickly attain a leading position in the rapidly growing security sector," says Stephane Solis, President & CEO of C-Chip. "This acquisition gives CCHI a critical competitive advantage in the Automatic Vehicle Location (AVL) market. We are now one of a very few companies able to provide turnkey security packages to consumers and businesses. C-Chip can now offer a complete infrastructure to monitor our tracking devices from a central point, alerting car owners, police authorities and insurance companies when car thefts occur. The addition of Unique Security Agency gives C-Chip instant penetration in a field we are very actively targeting as well as increasing our credibility in the provision of security and asset management applications."

Subject to the completion of due diligence, the transaction is expected to close within the next 45 days. To complete the purchase, C-Chip will proceed with the issuance of restricted shares of its common stock. The transaction is valued at approximately CDN$1.8 million. In its latest fiscal year ended August 31, 2003 Unique Security was profitable generating approximately CDN$5 million in sales. Unique Security's revenues are on a growing curve.

Upon the closing of the transaction, Unique Security, Inc. will become a wholly owned subsidiary of C-Chip Technologies Corporation.

Mr. Jean-Guy Vandal, President and sole shareholder of Unique Security Inc., indicated: "I'm truly excited to be joining the C-Chip group. They are very focused, aggressive and goal oriented. I believe that C-Chip's security applications are outstanding as well as extremely cost effective. By joining forces, both companies will realize a broad range of new business opportunities that the group intends to capitalize on immediately."

About C-Chip Technologies Corporation
C-Chip Technologies Corporation is positioned in an emerging and rapidly growing industry which is about interconnecting machines with IT infrastructures and mobile assets. We integrate wireless communications, on-line transactions, software applications, RFID technology, the Internet and, when location is required, GPS technology to enable business users to efficiently access, control and manage remote assets at low costs. The Company's goal is to be recognized as a leading provider of credit management solutions for financial institutions, of security solutions for insurance companies and asset management solutions for car rental companies and urban fleets.

About the C-Chip™ Technology
The C-Chip™ is a new wireless, web-based set of communication tools that offers business users remote access, control, and monitoring of a wide range of assets, including vehicles, office equipment and industrial machinery. It allows selective enabling, disabling and any other commands at will, from anywhere to practically anywhere in North America using the Internet. Applications for the C-Chip™ technology offers significant opportunities within the markets for credit, security and asset management solutions. Detailed information on the technology and its applications is available on our web-site at www.c-chip.com.

About Unique Security, Inc.
Founded in 1974, Unique Security, Inc. has acquired a solid reputation in the security service industry. The Company offers different security services including investigation to a large clientele of high-profile Canadian Government Agencies. Unique Security has its own 24/7 monitoring ULC certified alarm central serving over 6,000 industrial, commercial and residential subscribers. The Company currently has about 250 employees with its headquarter in Montreal.

Contact:
C-Chip Technologies Corporation	Unique Security, Inc
Stephane Solis, President & CEO	Jean-Guy Vandal, President
514-337-2447	514-279-7152
ssolis@c-chip.com	info@uniquesecurite.com

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and C-Chip Technologies Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and C-Chip Technologies Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.